Exhibit 99.1

SPX Announces Agreement to Sell Its Joint Venture Interest in EGS Electrical Group

Intends to Allocate $500 Million to Share Repurchases

And Reduce Gross Debt by ~$300m

CHARLOTTE, NC —December XX, 2013 — SPX Corporation (NYSE:SPW) today announced that it has entered into a definitive agreement to sell its 44.5% joint venture interest in EGS Electric Group LLC to Emerson Electric Co. for $571 million.  The sale is expected to close in the first quarter of 2014.

As a result of this sale, SPX expects to record an after-tax gain of approximately $300 million, or $6.50 per share, in its first quarter results.  It also expects to pay cash taxes on the transaction of approximately $220 million, bringing the net, after-tax proceeds to approximately $350 million.

“We have great respect for Emerson Electric and have enjoyed our sixteen years as joint venture partners.  EGS Electrical Group is a well-run business and is in a strong position for future success.  The sale of our joint venture interest in EGS is consistent with our strategy to narrow our focus on our flow end markets,” said Chris Kearney, SPX Chairman, President and CEO.

Kearney continued, “Through a combination of the net proceeds from this asset sale, planned divestitures of discontinued operations and cash on hand, we plan to allocate $500 million to share repurchases and reduce our gross debt by approximately $300 million.  We believe today’s announcement underscores our commitment to unlocking value for our shareholders through strategic management of our asset portfolio and disciplined execution of our capital allocation methodology.”

Share Repurchases

SPX intends to allocate $500 million to share repurchases; this includes the $55 million of share repurchases remaining from the company’s previously announced target.  To facilitate these repurchases, the company plans to enter into a 10b5-1 stock repurchase agreement that is expected to begin trading in the fourth quarter and complete by the end of 2014.

Debt Reduction

SPX plans to reduce its gross debt by $300 million.  As part of this initiative, upon closing of the sale of the company’s interest in EGS, the company expects to tender for its $500 million of senior unsecured notes that mature in December 2014.  It also expects to amend its existing credit facility agreement to extend the maturity to 2018 and increase the size of its Term Loan A by $100 million, funding a portion of the bond repurchase.

About EGS Electrical Group:  EGS is a manufacturer of electrical fittings, hazardous location lighting and power conditioning products.  It operates primarily in the United States, Brazil, Canada and France.

About SPX:  Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global Fortune 500 multi-industry manufacturing leader with approximately $5 billion in annual revenue, operations in more than 35 countries and over 14,000 employees. The company’s highly-specialized, engineered products and technologies are concentrated in flow technology and energy infrastructure. Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand for electricity and processed foods and beverages, particularly in emerging markets. The company’s products include food processing systems for the food and beverage industry, critical flow components for oil and gas processing, power transformers for utility companies, and cooling systems for power plants. For more information, please visit www.spx.com.

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Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, and any amendments thereto, and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “intends”, “plan”, “expect,” “anticipate,” “project”, “will” and similar expressions identify forward-looking statements, as do any statements regarding the consummation of the transaction, performance of EGS Electrical Group, or the company’s capital allocation strategy. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contacts:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403
E-mail: investor@spx.com	jennifer.epstein@spx.com